Exhibit 99.1

SRM Entertainment Strengthens Product Design Team with Michael Clarida

Extensive Experience in Product Design, Toy Design, 2D and 3D Concepts

With Disney, Pixar, Lucas Film LTD., Warner Bros., Marvel, D.C. Comics and Hard Rock Cafe

JUPITER, FL / March 18, 2024 – SRM Entertainment, Inc., (Nasdaq: SRM) (the “Company” or “SRM”) announced today that Michael Clarida, a visually creative and result oriented specialist with over 25 years of marketplace experience, will lead SRM’s Product Design Team. With extensive experience in product design, toy design, 2D and 3D concepts, apparel, fashion, as well as production spec-pacs, Mr. Clarida has a successful track record of helping to bring the magical inspirations of developers and creatives to life.

From conceptualization to delivery, Mr. Clarida leverages an in-depth knowledge of diverse mediums, techniques, and equipment to create magical products and toys. Mr. Clarida continually discovers new ways of stretching the boundaries of digital storytelling, scuplting and design that allow unique brands and concepts to stand out. Mr. Clarida brings with him a successful track record working with some of the world’s top brands which include Disney, Pixar, Lucas film LTD., Warner Bros., Marvel, D.C. Comics and Hard Rock Cafe.

“SRM is building a strong design team dedicated to bringing innovative product concepts to life for theme park customers worldwide. Ambitious objectives reflect company leaders’ belief in the importance of setting strong goals on a regular basis. As a result, we will continue creating fun new products that help build our reputation as an industry leader in our space” stated SRM’s CEO Rich Miller.

About SRM Entertainment, Inc.

SRM Entertainment, Inc. designs, develops and manufactures custom toys and souvenirs for the world’s largest theme parks and entertainment venues. The Company provides exclusive custom products that are available worldwide at venues such as Walt Disney Parks and Resorts, Universal Studios, SeaWorld and other attractions. Additionally, SRM recently launched its retail product line which includes patented SMURFS Sip with Me cups.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the “Risk Factors” section of the registration statement for the Offering filed with the SEC. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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